EXHIBIT 99.1


Date:       June 12, 2006
Contact:    Joe L. Powers, Executive Vice President
            P.O. Box 141000
            Nashville, TN  37214-1000
            Phone:	(615) 902-1300
            Fax:	(615) 883-6353
            Website:	www.thomasnelson.com


                THOMAS NELSON MERGER COMPLETED

Nashville, TN. June 12, 2006. Thomas Nelson, Inc. (NYSE: TNM) today announced the completion of its "going private" transaction with InterMedia Partners, L.P. Pursuant to the terms of the Agreement and Plan of Merger by and among Thomas Nelson, Faith Media Holdings, LLC ("Faith Media"), and Faith Media's wholly-owned subsidiary, FM Mergerco, Inc. ("Mergerco"), Mergerco was merged with and into Thomas Nelson, with Thomas Nelson surviving as a privately-held, wholly-owned subsidiary of Faith Media. Accordingly, Thomas Nelson's shares of capital stock will cease trading and be delisted from the New York Stock Exchange.
Faith Media was formed by InterMedia Partners, L.P. to acquire Thomas Nelson in the merger.

As the result of the merger, each outstanding share of Thomas Nelson common stock and Class B common stock has been converted into the right to receive $29.85 in cash, without interest. The paying agent for the merger transaction is Computershare Trust Company, N.A. Computershare will mail to holders of certificates formerly representing shares of Thomas Nelson common and Class B common stock a letter of transmittal and instructions for receiving payment of the merger consideration. All questions from shareholders of record relating to receipt of the merger consideration in the merger should be directed to Computershare at 1 (877) 282-1168. Shareholders who held shares "street name" through a broker, bank or other nominee should contact such broker, bank or other nominee regarding their receipt of the merger consideration.

This news release includes certain forward-looking statements (all statements other than those made solely with respect to historical fact) and the actual results may differ materially from those contained in the forward-looking statements due to known and unknown risks and uncertainties. Any one or more of several risks and uncertainties could account for differences between the forward-looking statements that are made today and the actual results. Thomas Nelson disclaims any obligation to update forward-looking statements.

Thomas Nelson, Inc. is a leading publisher and distributor of products emphasizing Christian, inspirational and family value themes and believes it is the largest publisher of Bibles and inspirational products. For more information, visit our website www.thomasnelson.com.

InterMedia Partners, L.P. is the general partner of InterMedia Partners VII, L.P., a private equity investment firm that makes mid- to large-size investments in media companies.

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